ASSET PURCHASE AGREEMENT

by and among

UTEC, Inc.,

UTEC Corporation

and

Energetic Systems Inc., LLC.

Dated as of April 26, 2009

Asset Purchase Agreement

This Asset Purchase Agreement (“Agreement”) is dated as of April 26, 2009, by and among UTEC, Inc., a publicly listed Nevada company (“UTEI”) and UTEC Corporation, a Nevada company (“UTC”), (UTEI and UTC together, “Sellers”), and Energetic Systems Inc., LLC, a Nevada limited liability company (“Buyer”), (collectively, the “Parties”).

Recitals
Whereas, UTC is a wholly-owned subsidiary of UTEI, and holds the operating business and assets of UTEI.

And Whereas, Sellers desire to sell, and Buyer desires to purchase, certain of the assets of Sellers owned or used in the testing services, material sales and manufacturing business of UTC as conducted on the date hereof (the “Legacy Business”) as set forth below, for the consideration and on the terms set forth in this Agreement.

Now, Therefore, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer and the Sellers hereby agree as follows:

1.	DEFINITIONS AND USAGE
1.1	Definitions

For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“2008 Income Statements” – as defined in Section 3.3.
“Accounts Receivable” – (a) all trade accounts receivable and other rights to payment from customers of Sellers and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Sellers, and (b) any claim, remedy or other right related to any of the foregoing.

“Active Employees” – as defined in Section 10.1(a).
“Administrative Services Agreement” – as defined in Section 2.7(a)(iv).
“Assignment and Assumption Agreements” – as defined in Section 2.7(a)(ii).
“Assumed Liabilities” – as defined in Section 2.4(a).
“BATF” – the U.S. Bureau of Alcohol, Tobacco, Firearms and Explosives.

Asset Purchase Agreement

“Best Efforts” – the efforts that  a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as reasonably possible, provided that a Person obligated to use Best Efforts under this Agreement will not thereby be required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions, or to dispose of or make any changes to its business, expend any material funds or incur any other material burden.

“Bill of Sale” – as defined in Section 2.7(a)(i).

“Breach” – any breach of, or any inaccuracy in, any representation or warranty or any material breach of, or material failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Legacy Business” – as defined in the Recital.

“Business Day” – any day other than (i) Saturday or Sunday or (ii) any other day on which banks in Norman, Oklahoma are permitted or required to be closed.

“Buyer” – as defined in the first paragraph of this Agreement.

“Buyer Indemnified Persons” – as defined in Section 11.2.

“Buyer’s Closing Documents” – as defined in Section 4.2(a).

“Ceramatec Agreement” – the Gasification License and Supply Agreement dated February 1, 2007 between UTEI and Ceramatec, Inc., a Utah Corporation, having its primary place of business located at 2425 South 900 West, Salt Lake City, Utah 84119.

“Closing” – as defined in Section 2.6.

“Closing Date” – as defined in Section 2.6.

“Closing Payment” – as defined in Section 2.3.

“COBRA” – as defined in Section 3.14(c).

“Code” – the Internal Revenue Code of 1986.

“Consent” – any approval, consent, ratification, waiver, or other authorization.

“Contemplated Transactions” – all of the transactions contemplated by this Agreement.

“Contract Prepayments” – prepayments for goods and services under any Contracts being assumed by Buyer that have a benefit to Buyer after Closing.

Asset Purchase Agreement

“Contract” – any agreement, contract, Lease, consensual obligation, promise, or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

“Copyrights” – as defined in Section 3.13(a)(iii).

“Damages” – as defined in Section 11.2.

 “Assumption Time” – 12:01 a.m. on April 1, 2009.

“Employee Obligations” – as defined in Section 10.1(h).

“Employee Plans” – as defined in Section 3.14(a).

“Encumbrance” – any lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, right of first option, right of first refusal or other similar restriction.

“Environment” – soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Law” – any Legal Requirement that requires or relates to the protection, regulation or remediation of human health or the Environment.

“Environmental Liabilities” – any cost, Damages, remediation, cleanup and other obligations, fines, penalties, personal injuries, property damages or other responsibilities arising from or under any Environmental Law (including arising under any common law claim, cause or doctrine, such as nuisance or trespass) affecting or relating to the Environment.

“ERISA” – the Employee Retirement Income Security Act of 1974.

“ERISA Affiliates” – as defined in Section 3.14(a).

“ESI” – as defined in the first paragraph of this Agreement.

“Excluded Assets” – as defined in Section 2.2.

“Governing Documents” – with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; and (f) any amendment or supplement to any of the foregoing.

Asset Purchase Agreement

“Governmental Authorization” – any Consent, license, registration or permit issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” – any government, any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal, or judicial or arbitral body, whether federal, state, local or foreign.

“Hazardous Activity” – the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use of Hazardous Material in, on, under, about, or from the Plant or any part thereof into the Environment and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Plant.

“Hazardous Material” – any substance, material or waste which is regulated by any Governmental Body, including any material, substance or waste for which the U.S. Environmental Protection Agency has published proposed rules as of the Closing Date establishing reference doses or drinking water standards or which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” under any provision of Environmental Law.

“Improvements” – all buildings, structures, fixtures and improvements located on the Land or included in the Transferred Assets.

“Intellectual Property Assets” – as defined in Section 3.13(a).

 “Interim Costs and Revenue” – as defined in Section 6.3.

“Inventories” – all finished goods, goods in process, goods in transit, raw materials, and equipment spares of the Business.

“IRS” – the United States Internal Revenue Service.

“Knowledge” – an individual will be deemed to have “Knowledge” of a particular fact or other matter if (a) that individual is actually aware of that fact or matter, or (b) or should be aware of that fact or matter in the ordinary and usual course of performance of such individual’s job responsibilities.

“Land” – all parcels and tracts of leased land on which the Plant is located, as more particularly described on Part 3.6.

“Lease” – any lease or rental agreement, license, right to use or installment and conditional sale agreement to which any Seller is a party and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property.

Asset Purchase Agreement

“Legal Requirement” – any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, ordinance, principle of common law, code, regulation, statute, or treaty.

“Liability” – with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“Marks” – as defined in Section 3.13(a)(i).

“Material Adverse Effect” – any material adverse effect on or material adverse change with respect to (i) the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of the Business, taken as a whole or (ii) the ability of the Sellers to consummate the Contemplated Transactions.

“Non-Real Estate Encumbrances” – as defined in Section 3.7(b).

“Order” – any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business” – an action taken by, or inaction of, a Person consistent in nature, scope and magnitude with the past practices of such Person and taken in the ordinary course of normal operations of such Person.

“Patents” – as defined in Section 3.13(a)(ii).

 “Person” – an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity, or a Governmental Body.

“Plant” – the Improvements with respect to the UTC Laboratory located 8500 SE Jayhawk Drive, Riverton, Kansas, and the UTC Test Site located at Hallowell, Kansas, but specifically excluding the Land on which Improvements are located.

“Proceeding” – any action, arbitration, audit, hearing, investigation, litigation, or suit  (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

 “Purchase Price” – as defined in Section 2.3.

Asset Purchase Agreement

“Related Person” – when used with respect to a specified Person, another Person that, either directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.  With respect to any Person who is a natural person, such Person’s Related Persons shall include any member of such Related Person’s immediate family and their respective siblings, parents and lineal descendents.

“Release” – any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration on or into the Environment or into or out of any property.

 “Remedial Action” – all actions, including any capital expenditures, required or voluntarily undertaken (a) to clean up, remove, treat, or in any other way address any Hazardous Material or other substance; (b) to prevent the Release or Threat of Release, or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) to bring the Plant and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations applicable to Sellers.

“Representative” – with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Retained Liabilities” – as defined in Section 2.4(b).

“Seller Contract” – any Contract (a) under which any Seller has or may acquire any rights or benefits, (b) under which any Seller has or may become subject to any obligation or liability, or (c) by which any Seller or any of the assets owned or used by either such Seller is or may become bound.

“Sellers” – as defined in the first paragraph of this Agreement.

“Sellers’ Closing Documents” – as defined in Section 3.2(a).

“Sellers’ Knowledge” – the Knowledge of Fortunato Villamagna, Curt Stafford, Suresh Subramanian, or any member of the Board of Directors of UTEI as of March 31, 2009.

“Selling Parties Representative” – as defined in Section 12.15.

“Software” – all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons, and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

Asset Purchase Agreement

“Subsidiary” – with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

“Survival Period” – as defined in Section 11.1.

“Tangible Personal Property” – all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, vehicles, rolling stock, magazines associated with the Plant, and other items of tangible personal property (other than Inventories) of every kind owned or leased by either of the Sellers (wherever located and whether or not carried on any Sellers’ books) used in the Business.

“Tax” – any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, vehicle, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum, and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever, and any interest, penalty, addition or additional amount thereon, imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

“Tax Return” – any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Technical Services and Testing Agreement” – as defined in Section 2.7(a)(iii).

“Third Party” – a Person that is not a party to this Agreement.

“Third-Party Claim” – any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

“Threat of Release” – a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

 “Transferred Assets” – as defined in Section 2.1.

“Transferred Contracts” – as defined in Section 3.18(a).

“Transferred Marks” – as defined in Section 3.13(b)(i).

Asset Purchase Agreement

“Transferred Websites and Net Names” – as defined in Section 3.13(c)(i).

“Unusable Inventory” – as defined in Section 3.10.

“WARN Act” – as defined in Section 3.21(b).

“Websites and Net Names” – as defined in Section 3.13(a)(v).

1.2	Usage

(a)           Interpretation.  In this Agreement, unless a clear contrary intention appears:

(i)           the singular number includes the plural number and vice versa;

(ii)           reference to any gender includes each other gender;

(iii)           reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(iv)           reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(v)           “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision thereof;

(vi)           “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(vii)           “or” is used in the inclusive sense of “and/or”;

(viii)           with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(ix)           references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

Asset Purchase Agreement

2.           SALE AND TRANSFER OF TRANSFERRED ASSETS; CLOSING

2.1	Assets To Be Sold

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Assumption Time, Sellers shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Sellers, free and clear of any Encumbrances, all of Sellers’ right, title and interest in and to only the following specifically identified property of Sellers:

(a)	all Tangible Personal Property described in Exhibit 2.1(a);

(b)           the Plant and the leasehold estates created pursuant to the Ground Lease Agreement;

(c)	all Inventories described in Exhibit 2.1(c);

(d)           all Transferred Contracts;

(e)           all Governmental Authorizations, and all pending applications therefor or renewals thereof, for the operation of the Legacy Business in the United States, Canada and Mexico, in each case to the extent transferable to Buyer, including Department of Transportation registrations, certificates of origin, explosives manufacturing licenses (ATF, NRCAN), import and export licenses held by UTC;

(f)           all books and records related to the Transferred Assets and the operation of the Plant;

(g)           all Transferred Marks and Transferred Websites and Net Names of UTC, and the goodwill associated therewith as necessary for use in the Business, telephone, telecopy and e-mail addresses of the Business; and

(h)           all such other assets as listed on Exhibit 2.1(h).

All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the “Transferred Assets”.  As to avoid any doubt, the Transferred Assets excludes the Ceramatec Agreement and UTEI’s waste destruction business using the technology obtained pursuant to that agreement.

2.2           Excluded Assets
Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, or any other agreement or document delivered in connection with the Contemplated Transactions, all other property and assets (real, personal or mixed, tangible and intangible, or every kind and description) of Sellers other than the Transferred Assets (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Transferred Assets, and shall remain the property of Sellers after the Closing.

Asset Purchase Agreement

2.3           Consideration

The consideration for the Transferred Assets (the “Purchase Price”) will be the 22,500,000 Common Shares of UTEI currently owned by ESI. In accordance with Section 2.7(b), at the Closing the Purchase Price shall be delivered by Buyer to Sellers by the execution and delivery of the transfer of the share certificate.

2.4	Liabilities

(a)           Assumed Liabilities.  On the Closing Date, Buyer shall assume all liabilities of the Legacy Business as of the Assumption Time, and from the Assumption Time to Closing, as set forth on Exhibit 2.4(a) (the “Assumed Liabilities”).

(a)           Retained Liabilities.  The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Sellers. “Retained Liabilities” shall mean every Liability of Sellers other than the Assumed Liabilities.

2.5           Allocation

The Purchase Price shall be allocated in a mutually acceptable manner and such allocation shall be reflected in Exhibit 2.5.  The parties shall use their respective Best Efforts to agree on such allocation and prepare Exhibit 2.5 no later than March 31, 2009.  After the Closing, the parties shall make consistent use of the allocation, fair market value and useful lives specified in Exhibit 2.5 for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code.  Buyer shall prepare and deliver IRS Form 8594 to Sellers within 45 days after the Closing Date to be filed with the IRS.  In any Proceeding related to the determination of any Tax, neither Buyer nor Sellers shall contend or represent that such allocation is not a correct allocation.

2.6	Closing

The purchase and sale provided for in this Agreement (the “Closing”) will take place at the offices of Santoro. Driggs, Walch, Kearney, Holley & Thompson, 100 South Fourth Street, 3rd Floor, Las Vegas, Nevada, commencing at 10:00 a.m. (local time) on May 8, 2009, or at such other place and time as the Sellers and Buyer may agree. The date on which the Closing occurs shall be the “Closing Date”.

2.7	Closing Obligations

In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a)           Sellers shall deliver to Buyer:

Asset Purchase Agreement

(i)           one or more bills of sale for all of the Transferred Assets that are Tangible Personal Property in substantially the form attached as Exhibit 2.7(a)(i) (the “Bill of Sale”) executed by the applicable Seller;

(ii)           one or more assignments of all of the Transferred Assets that are intangible personal property in substantially the form attached as Exhibit 2.7(a)(ii), which assignment shall also contain the applicable Buyer’s undertaking and assumption of the Assumed Liabilities of UTC (the “Assignment and Assumption Agreement”) executed by the applicable Seller;

(iii)           a technical services and testing agreement in the form attached as Exhibit 2.7(a)(vi), executed by Sellers (the “Technical Services and Testing Agreement”);

(iv)           an administrative services agreement in the form attached as Exhibit 2.7(a)(iv), executed by Sellers (the “Administrative Services Agreement”);

(v)           the intellectual property portfolio, excluding the Ceramatec Agreement;

(vi)           one or more assignments with respect to the Transferred Marks, the Transferred Websites and Net Names and the other Transferred Assets, executed by the applicable Seller;

(vii)           a certificate executed (x) by each Seller as to the accuracy of their respective representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 7.1, and (y) by each Seller as to their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 7.2;

(vii)           a certificate of the Secretary of each Seller certifying and attaching all requisite resolutions or actions of each Seller’s managers and shareholders approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and the change of names contemplated by Section 5.8 and certifying to the incumbency and signatures of the officers of each Seller executing this Agreement and any other document relating to the Contemplated Transactions and accompanied by the requisite documents for amending the relevant Governing Documents of each Seller required to effect such change of name in form sufficient for filing with the appropriate Governmental Body; and

(x)           such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and executed by the applicable Seller.

Asset Purchase Agreement

(b)           Buyer shall deliver to Sellers:

(i)	the executed share certificate for 22,500,000 Common Shares of UTEI;

(ii)	a schedule detailing the waste destruction assets and liabilities being assumed by UTEI;

(iii)	the Assignment and Assumption Agreement executed by Buyer;

(iv)           a certificate executed by Buyer as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 8.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 8.2;

(v)           a certificate of the Secretary of Buyer certifying and attaching all requisite resolutions or actions of the board of the executive members of Buyer approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Contemplated Transactions; and

(vi)           such other documents and other instruments of transfer and conveyance as may reasonably be requested by Sellers, each in form and substance satisfactory to Buyer and executed by the applicable Sellers.

3.	REPRESENTATIONS AND WARRANTIES OF SELLERS

Except with respect to each section in this Article 3 for such disclosures as are set forth, Sellers, jointly and severally, represent and warrant to Buyer as follows:

3.1           Organization and Good Standing

Part 3.1 contains a complete and accurate list of each Seller’s jurisdiction of organization and any other jurisdictions in which they are qualified to do business as a foreign limited liability company.  Sellers are each a corporation validly existing and in good standing under the laws of its jurisdiction of organization, with full company power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Seller Contracts.  Sellers are duly qualified to do business as a foreign limited liability company under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by them, or the nature of the activities conducted by them, requires such qualification except those states where the failure to so qualify would not have a Material Adverse Effect.

Asset Purchase Agreement

3.2           Enforceability; Authority; No Conflict

(a)           This Agreement constitutes the legal, valid, and binding obligation of each Seller, enforceable against each of them in accordance with its terms.  Upon the execution and delivery by Sellers of the transaction documents and each other agreement to be executed or delivered by any or all of Sellers at the Closing (collectively, the “Sellers’ Closing Documents”), each of Sellers’ Closing Documents will constitute the legal, valid, and binding obligation of each Seller, enforceable against each of them in accordance with its terms.  Each Seller has the requisite company right, power and authority to execute and deliver this Agreement, and the Sellers’ Closing Documents to which it is a party and to perform its obligations under this Agreement and/or the Sellers’ Closing Documents to which it is a party, and such action has been duly authorized by all necessary limited liability company action by Sellers’ directors and shareholders.

(b)           Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)           Breach (A) any provision of any of the Governing Documents of Sellers or (B) any resolution adopted by the directors or the shareholders of Sellers;

(ii)           Breach  or give any Governmental Body or other Person reasonable grounds to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which  Sellers, or any of the Transferred Assets, may be subject;

(iii)           Except permits and licenses that cannot be assigned by Sellers, contravene, conflict with, or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Sellers or that otherwise relates to the Transferred Assets or to the business of Sellers;

(iv)           Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate, or modify, any material Seller Contract; or

(v)           Result in the imposition or creation of any Encumbrance upon or with respect to any of the Transferred Assets.

(c)           Sellers have given all notices to, or obtained any Consent necessary to be obtained from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Asset Purchase Agreement

3.3           Income Statements

Sellers have provided to Buyer income statements of its Legacy Business for the twelve months ended December 31, 2007 and 2008, and the three months ended March 31, 2009 (the “Income Statements”).  The Income Statements fairly present in all material respects the results of operations of the business for the periods indicated therein.

3.4           Ordinary Course of Business

Since January 10, 2007, Sellers have operated the Business in the Ordinary Course of Business.

3.5           Relationships with Related Parties

There are no material Contracts between any Seller and any Related Person except as disclosed herein.

3.6           Description Of Leased Land

Exhibit 3.6 is a copy of the Lease Agreement between UTC and Energetic Properties, which lease is being assumed by ESI

3.7           Title to Transferred Assets; Encumbrances

(a)           Sellers own good, marketable and indefeasible title to the Plant, and have a valid, enforceable lease with respect to the Land owned by Energetic Properties. All such interests are free and clear of any Encumbrances. Sellers warrant to Buyer that, at the time of Closing, the Plant and the leased Land shall be free and clear of all Real Estate Encumbrances other than those identified herein which are hereby deemed acceptable to Buyer (“Permitted Real Estate Encumbrances”).

(b)           Sellers own good and transferable title to, or in the case of Transferred Assets that are leased, valid leasehold interests in, all of the other Transferred Assets free and clear of any Encumbrances except as identified herein.  Sellers warrant to Buyer that at the time of Closing, all other Transferred Assets shall be free and clear of all Non-Real Estate Encumbrances other than those identified herein which are hereby deemed acceptable to Buyer (“Permitted Non-Real Estate Encumbrances” and, together with the Permitted Real Estate Encumbrances, “Permitted Encumbrances”).

(c)           There is no existing or, to Sellers’ Knowledge, proposed eminent domain proceeding that would result in the taking of all or any part of the Plant.

3.9           Condition of Plant; Tangible Personal Property

Asset Purchase Agreement

(a)           Use of the Plant and the Land for the various purposes for which they are presently being used is permitted under all applicable Legal Requirements. All Improvements are in good operating condition, ordinary wear and tear excepted.

(b)
Each material item of Tangible Personal Property is in good operating condition, ordinary wear and tear excepted.  No material item of Tangible Personal Property is, to Sellers’ Knowledge, in need of repair or replacement other than as part of routine maintenance in the ordinary course of business.  Except as provided herein, Sellers make no representations or warranties as to the Tangible Personal Property, and subject to any express representation or warranty made by any third-party that is being transferred in connection with the transactions contemplated by this Agreement, all of the Tangible Personal Property is being conveyed on an “as is – where is” basis.

(c)	Except for the Excluded Assets, the Transferred Assets include all of the operating assets of Sellers with respect to the Plant.

3.10           Inventories

All Inventories included in the Transferred Assets (excluding any Inventory which is obsolete, or could not reasonably be used by Buyer within a reasonable period of time following Closing (collectively, “Unusable Inventory”)) are in good, merchantable and usable condition and saleable in the Ordinary Course of Business. All raw materials and work-in-process Inventories included in the Transferred Assets, excluding any Unusable Inventory, are fit for consumption in the Ordinary Course of Business. The Unusable Inventory does not comprise any material portion of the Inventory.  The Inventory does not include inventory owned by Third Parties, or inventory already sold to Third Parties or on consignment from Third Parties.

3.11           Solvency

No Seller is now insolvent, and will not be rendered insolvent by any of the Contemplated Transactions.

3.12           Taxes

(a)           Sellers have filed or caused to be filed on a timely basis (including any extensions) all material Tax Returns and all material reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements.  All Tax Returns and reports filed by Sellers are true, correct and complete in all material respects. Sellers have paid, or made adequate provision or reserve for the payment of, all Taxes owed by Sellers or that have become due for all periods covered by the Tax Returns or otherwise (whether or not shown or required to be shown on any Tax Return), or pursuant to any assessment received by Sellers. No claim has been made by any Governmental Body since January 10, 2007, in a jurisdiction where Sellers do not file Tax Returns that it is subject to taxation by that jurisdiction. There are no Encumbrances on any of the Transferred Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

Asset Purchase Agreement

(b)           Sellers have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c)           No Seller has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

3.13           Intellectual Property Assets

(a)           The term “Intellectual Property Assets” means all intellectual property, except the intellectual property represented by the Ceramatec Agreement, owned or licensed (as licensor or licensee) by each Seller in which each Seller has a proprietary interest, including:

(i)           The UTEC Corporation name or variations thereof, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks, and applications, logos and brand names, including individual product brands (collectively, “Marks”);

(ii)           all patents, patent applications and inventions and discoveries that may be patentable (collectively, “Patents”);

(iii)           all registered and unregistered copyrights in both published works and unpublished works (collectively, “Copyrights”);

(iv)           all know-how, trade secrets, confidential or proprietary information, customer lists, Software, technical information, data, process technology, plans, drawings and blue prints (collectively, “Trade Secrets”); and

(v)           all rights in certain internet websites and internet domain names presently used in the Business (collectively “Websites and Net Names”).

(b)	(i)
No Transferred Mark has been or is now involved in any opposition, invalidation or cancellation Proceeding and, to Sellers’ Knowledge, no such action is threatened with respect to any of the Transferred Marks. No part of the Transferred Marks is subject to any dispute, claim, prior license or other agreement, Lien or rights any Third Party that might interfere with Buyer’s use or exercise of ownership of the Transferred Marks.  Sellers have not taken or failed to take action that directly or indirectly has caused any Transferred Mark or intellectual property rights of any Transferred Mark to enter the public domain.

(ii)           To Sellers’ Knowledge, there is no interfering trademark or trademark application of any other Person with the Transferred Marks.

Asset Purchase Agreement

(iii)           To Sellers’ Knowledge, none of the Transferred Marks infringes or is alleged to infringe any trade name, trademark or service mark of any other Person.

(iv)
All Transferred Marks have been registered where appropriate, and all registrations are valid and enforceable and are not subject to any maintenance fees or taxes due within 90 days after the Closing Date.

(c)	(i)	All Transferred Websites and Net Names have been registered in the name of UTC.

(ii)
No Transferred Website or Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and, to Sellers’ Knowledge, no such action is threatened with respect to any Transferred Website or Net Name. No part of the Transferred Websites or Net Names are subject to any dispute, claim, prior license or other agreement, Lien or rights of any Third Party that might interfere with Buyer’s use or exercise of ownership rights of the Transferred Websites and Net Names. Sellers have not taken or failed to take any action that directly or indirectly has caused any Transferred Website or Net Name or intellectual property rights of any Transferred Website or Net Name to enter the public domain.

(d)
Each Seller has taken all reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets.  To Sellers’ Knowledge, no Trade Secret (i) has been used, divulged or appropriated either for the benefit of any Third Party or to the detriment of any Seller, or (ii) is subject to any adverse claim or has been challenged or threatened in any way or infringes on any intellectual property right of any Third Party.

3.14           Employee Benefits

(a)           No Seller nor any corporations or trades or businesses controlled by, controlling or under common control with any Seller (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (“ERISA Affiliates”) sponsors or contributes to any plan subject to Title IV of ERISA.

(b)           Each Seller has made available to Buyer for review true, accurate and complete copies of (i) the documents comprising each Employee Plan, and (ii) all collective bargaining agreements pursuant to which contributions to any Employee Plans have been made or obligations incurred (including both pension and welfare benefits) by any Seller, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities.

Asset Purchase Agreement

(c)           Each Seller has at all times complied, and currently complies, in all material respects with the applicable continuation requirements for its welfare benefit plans, including (1) Section 4980B of the Code and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA” and (2) any applicable state statutes mandating health insurance continuation coverage for employees.

(d)           Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is so identified and has received a favorable determination letter from the IRS, and, to Sellers’ Knowledge, there are no circumstances that will or could result in revocation of any such favorable determination letter.

(e)           Except for the continuation coverage requirements of COBRA, no Seller has any obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Employee Plans that are employee welfare benefit plans as defined in Section 3(2) of ERISA.

(f)           To Sellers’ Knowledge, none of the Contemplated Transactions will result in an amendment, modification or termination of any of the Employee Plans. No written or oral representations have been made to any employee or former employee of any Seller promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to  the extent of coverage required under COBRA).  No written or oral representations have been made to any employee or former employee of any Seller concerning the employee benefits of Buyer.

3.15           Compliance with Legal Requirements; Governmental
Authorizations

(a)           Each Seller is, and at all times since January 10, 2007, has been, in material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets.

(b)           Part 3.15(b) contains a complete and accurate list of each Governmental Authorization that is held by any Seller or that otherwise relates to any Seller’s Business or the Transferred Assets.  Each (i) Governmental Authorization listed or required to be listed in Part 3.15(b) is valid and in full force and effect, and (ii) each Seller is, and at all times since December 31, 2002, has been, in material compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.15(b). To Sellers’ Knowledge, the Governmental Authorizations listed in Part 3.15(b) collectively constitute all of the Governmental Authorizations necessary to permit each Seller to lawfully conduct and operate its Business in the manner in which it currently conducts and operates such Business.

Asset Purchase Agreement

3.16           Legal Proceedings; Orders

(a)           There is no pending or, to Sellers’ Knowledge, threatened Proceeding:

(i)	by or against any Seller or that otherwise relates to or may affect the Assets or the Assumed Liabilities; or

(ii)	that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

(b)           There is no Order to which any Seller, its business or any of the Assets is subject.

(c)	(i)
each Seller is, and at all times since January 10, 2007, has been, in material compliance with all of the terms and requirements of each Order to which it or any of the Assets is or has been subject; and

(ii)
no Seller has received, at any time since January 10, 2007, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged or possible violation of, or failure to comply with, any term or requirement of any Order to which any Seller or any of the Assets is or has been subject.

3.17           Absence of Certain Changes and Events

Since January 10, 2007, each Seller has conducted its business only in the Ordinary Course of Business and there has not been any:

(a)
damage to or destruction or loss of any Asset as a result of any fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation, or act of god, whether or not covered by insurance, that has resulted in a Material Adverse Effect on the Business;

(b)
entry into, termination of or receipt of notice of termination of (i) any material license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which any Seller is a party, or (ii) any Contract or transaction, other than in the ordinary course of business, involving a total remaining commitment by any Seller of at least $50,000;

(c)	to Sellers’ Knowledge, cancellation or waiver of any claims or rights with a value to any Seller in excess of $50,000; or

(d)	written, or to Sellers’ Knowledge, oral indication by any material customer or supplier of an intention to discontinue or change the terms of its relationship with any Seller.

Asset Purchase Agreement

3.18           Contracts; No Defaults

(a)
Sellers have delivered to Buyer complete and accurate copies of each Seller Contract to be transferred by Sellers to Buyer at the Closing (the “Transferred Contracts”), including all amendments, supplements, and modifications thereto.

(b)           Each Transferred Contract is in full force and effect and is valid and enforceable in accordance with its terms, and is assignable by Sellers to Buyer without the consent of any other Person.

3.19           Insurance

(a)           Each Seller has delivered to Buyer accurate and complete copies of all policies of insurance (and correspondence relating to coverage thereunder) to which UTC is a party or under which any Seller is or has been covered at any time since January 10, 2007.

(b)            All policies of insurance for the year 2009 to which UTC is a party or that provide coverage to Sellers for the Legacy Business (i) are valid, outstanding, and enforceable, and (ii) are issued by an insurer that is financially sound and reputable.

3.20           Environmental Matters

(a)           With respect to the Plant and the leased Land, Energetic Properties and Sellers are, and at all times have been, in material compliance with, and have not been and are not in material violation of or liable under, any Environmental Law.  No Seller has any reasonable basis to expect, nor has any of them or, to Sellers’ Knowledge, any other Person for whose conduct they are or may be held to be responsible, received any actual or threatened order, notice, complaint, or other communication from (i) any Governmental Body or private citizen or (ii) the current or prior owner or operator of the Plant, of any actual or potential violation or failure to comply  with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental Liabilities with respect to the Plant or other property or asset (whether real, personal, or mixed) in which any Seller has or had an interest, or with respect to any property or the Plant at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, transported or processed by any Seller or any other Person for whose conduct they are or could reasonably be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

(b)           There are no pending or, to Sellers’ Knowledge, threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting the Plant or any other property or asset (whether real, personal, or mixed) in which any Seller has or had an interest.

Asset Purchase Agreement

(c)           There has been no Release or, Threat of Release, of any Hazardous Materials at or from the Plant or at any other location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, transported or processed from or by the Plant.

3.21           Employees

(a)           Part 3.21(a) contains a complete and accurate list of the following information for each employee of each Seller: employer; name; job title; date of hiring; current compensation paid or payable; whether such person is on leave under the Family Medical Leave Act or due to disability; and service credited for purposes of vesting and eligibility to participate under any Employee Plan, or any other employee or director benefit plan.

(b)           No Seller has violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Legal Requirement.

(c)           To Sellers’ Knowledge, Sellers have no liability for any occupational disease or disorder of any of their employees, former employees or others.  Neither the execution, delivery nor performance of this Agreement or the Completed Transactions will trigger or create any severance or similar pay obligations under any Contract or Legal Requirement for which Buyer shall have any responsibility whatsoever.

3.22           Labor Disputes; Compliance

(a)           To Sellers’ Knowledge, each Seller has, since January 10, 2007, complied in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, continuing coverage requirements with respect to group health plans, unemployment insurance, collective bargaining and other similar requirements, workers’ compensation, the payment of social security and similar Taxes, and occupational safety and health.  No Seller is liable for the payment of any Taxes, fines, penalties, or other material amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

(b)           (i) no Seller has been, and is not now, a party to any collective bargaining agreement or other labor contract since January 12, 2007 and no Seller has any duty to bargain with any labor organization with respect to any of UTC’s employees.

3.23           Brokers or Finders

No Seller nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of any Seller’s business or the Transferred Assets or the Contemplated Transactions.

Asset Purchase Agreement

4.           REPRESENTATIONS AND WARRANTIES OF BUYERS

Buyer represents and warrants to Sellers as follows:

4.1	Organization and Good Standing

Buyer is a limited liability company validly existing and in good standing under the laws of the State of Nevada, with full limited liability company power and authority to conduct its business as it is now being conducted.

4.2	Authority; No-conflict

(a)           This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.  Upon the execution and delivery by Buyer of the transaction documents and each other agreement to be executed or delivered by Buyer at Closing (collectively, the “Buyer’s Closing Documents”), each of Buyer’s Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms.  Buyer has the requisite limited liability company power and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents, and such action has been duly authorized by all necessary limited liability company action.

(b)           Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i)           (A) any provision of Buyer’s Governing Documents, or (B) any resolution adopted by the managers or the members of Buyer;

(ii)           any Legal Requirement or Order to which, to the Knowledge of Buyer, Buyer may be subject; or

(i)	any Contract to which Buyer is a party or by which Buyer may be bound.

Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3	Certain Proceedings

There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.  To the Knowledge of Buyer, no such Proceeding has been threatened.

Asset Purchase Agreement

4.4	Brokers or Finders

Neither Buyer nor any of their Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.

5.           COVENANTS OF SELLERS PRIOR TO CLOSING

5.1	Operation of the Business of Sellers

Between the date of this Agreement and the Closing, each Seller shall:

(a)                      conduct its Business only in the Ordinary Course of Business;

(b)                      maintain the Transferred Assets in a state of repair and condition as exists at the date of this Agreement (normal wear and tear excepted) and is consistent with the requirements and normal conduct of such Seller’s business;

(c)                      use Best Efforts to comply in all material respects with all applicable Legal Requirements;

(d)                      maintain all books and records of such Seller relating to such Seller’s business in the Ordinary Course of Business;

(e)                      (i) give or cause to be given to Buyer and its Representatives, reasonable access during normal business hours to the Transferred Assets, books and records relating to the Business, and Sellers’ personnel, and (ii) furnish or cause be furnished to Buyer and such Representatives all such additional documents, financial information and other information as Buyer may from time to time reasonably request;

(f)                      use its Best Efforts to obtain in writing as promptly as possible all necessary Consents, in each case in form and substance reasonably satisfactory to Buyer;

5.2	Negative Covenants

Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, no Seller shall, without the prior written Consent of Buyer, (a) take any affirmative action, to cause the changes or events listed in Section 3.17 to be likely to occur, (b) make any modification to any Transferred Contract or Governmental Authorization except in the Ordinary Course of Business, or (c) sell, assign, transfer or otherwise dispose of any of the Transferred Assets except in the Ordinary Course of Business.

5.3	Assistance with Certain Customer and Supply Contracts

Asset Purchase Agreement

Between the date of this Agreement and the Closing Date, the Sellers shall use their Best Efforts to cause the assignment to Buyer of the customer and supply contracts that are part of the Transferred Contracts. Buyer agrees and acknowledges that there is no assurance or guaranty that Sellers will be able to obtain any such necessary consents for the assignment of such Transferred Contracts.

5.4           No Negotiation

Until such time as this Agreement shall be terminated pursuant to Section 9.1, no Seller shall negotiate with any Person (other than Buyer) relating to any business combination transaction involving any Seller, including the sale of any Seller’s equity interests in UTC, or the sale of the Legacy Business or any of the Transferred Assets (other than, in the case of sale of Transferred Assets, in the Ordinary Course of Business).

5.5           Best Efforts

Sellers shall use their respective Best Efforts to cause the conditions in Article 7 and Section 8.3 to be satisfied.

5.6           Change of Name

As soon after the Closing Date as is practical (but in no case before Buyer has secured the necessary BATF licenses and other permits required to operate the Legacy Business), each of UTEI and UTC shall (a) amend its Governing Documents and take all other actions necessary to change the name of UTEC Corporation to one sufficiently dissimilar to this, or any variant thereof, in Buyer’s judgment, to avoid confusion and (b) take all reasonable actions requested by Buyer to enable Buyer or their affiliates to continue to use the UTEC Corporation name and mark.

6.	COVENANTS OF BUYERS PRIOR TO CLOSING

6.1           Required Approvals

As promptly as practicable after the date of this Agreement, Buyer shall make, or cause to be made, all filings required by Legal Requirements to be made by it to consummate the Contemplated Transactions.  Buyer also shall cooperate, and cause any Related Person to cooperate, with Sellers (a) with respect to all filings Sellers shall be required by Legal Requirements to make and (b) in obtaining all necessary Consents; provided, however, that Buyer shall not be required to dispose of or make any change to its business, expend any material funds or incur any other burden in order to comply with this Section 6.1. Buyer shall also take all reasonable actions to obtain any licenses that Buyer deems necessary or desirable to operate the business after Closing.

Asset Purchase Agreement

6.2           Best Efforts

Buyer shall use its Best Efforts to cause the conditions in Section 7.3 and Article 8 to be satisfied.

6.3           Payment of Interim Costs and Revenue of Legacy Business

At Closing, Buyer shall pay wage, salary, benefit and other payroll costs and third-party raw materials invoices and other similar direct and indirect costs relating to the conduct of the Legacy Business by Sellers utilizing the Transferred Assets and which are due and payable from the Assumption Time to the Closing Date, and be entitled to receive all income and other revenue (the “Interim Costs and Revenue”).

7.	Conditions Precedent to Buyer’s Obligation to Close

Buyer’s obligation to purchase the Transferred Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.1	Accuracy of Representations

All of Sellers’ representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all respects, and shall be accurate in all respects as of the time of the Closing as if then made.

7.2           Sellers’ Performance

All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

7.3           Consents

Each of the necessary Consents identified shall have been obtained and shall be in full force and effect.

7.4	Additional Documents

Sellers shall have caused the documents and instruments required by Section 2.7(a) and the following documents to be delivered (or tendered subject only to Closing) to Buyer:

(a)           Releases of all Encumbrances on the Transferred Assets, other than Permitted Encumbrances;

Asset Purchase Agreement

(b)           Certificates dated as of a date not earlier than the 15 days prior to the Closing as to the good standing of each Seller executed by the appropriate officials of each jurisdiction in which each Seller is organized or qualified to do business as a foreign corporation;

(e)	An assignment of the indemnities and other similar rights given by Sellers’ predecessors and benefiting Sellers, to the extent assignable; and

(f)           Such other documents as Buyer may reasonably request for the purpose of:

(i)           evidencing the accuracy of any of each Sellers’ representations and warranties,

(ii)           evidencing the performance by each Seller of, or the compliance by each Seller with, any covenant or obligation required to be performed or complied with by each Seller,

(iii)           evidencing the satisfaction of any condition referred to in this Article 7, or

(iv)           otherwise effecting the intent of this Agreement and consummating the Contemplated Transactions.

7.5           No Injunction

There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits, or would cause material adverse consequences to Buyer in the event of, the consummation of the Contemplated Transactions and (b) has been proposed, adopted or issued, or has otherwise become effective by or before any Governmental Body.

7.6           No Proceedings

There shall not have been commenced or threatened against Buyer, or against any Related Person of Buyer, any Proceeding (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

7.7           No Material Adverse Change

There shall have been no material adverse change in the Transferred Assets or the business related to the Transferred Assets since the Assumption Time, and no event shall have occurred since the Assumption Time and no circumstance shall exist that may result in such a material adverse change.

Asset Purchase Agreement

8.	Conditions Precedent to the Seller’s Obligation to Close

Sellers’ obligation to sell the Transferred Assets and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

8.1	Accuracy of Representations

All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the time of the Closing as if then made.

8.2           Buyer’s Performance

All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.

8.3         Additional Documents

Buyer shall have caused the documents and instruments required by Section 2.7(b) and the following documents to be delivered (or tendered subject only to Closing) to Sellers:

(a)           Certificates dated as of a date not earlier than 15 days prior to the Closing as to the good standing of Buyer; and

(d)           Such other documents as Sellers may reasonably request for the purpose of:

(i)           evidencing the accuracy of any representation or warranty of Buyer,

(ii)           evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer,

(iii)      evidencing the satisfaction of any condition referred to in this Article 8, or

(iv)    otherwise effecting the intent of this Agreement and consummating the Contemplated Transactions.

8.5           No Injunction

There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits, or would cause material adverse consequences to Sellers in the event of, the consummation of the Contemplated Transactions and (b) has been proposed, adopted or issued, or has otherwise become effective by or before any Governmental Body.

Asset Purchase Agreement

8.6           No Proceedings

There shall not have been commenced or threatened against Sellers, or against any Related Person of Sellers, any Proceeding (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

TERMINATION

9.1           Termination Events

By notice given prior to or at the Closing, subject to Section 9.2, this Agreement may be terminated as follows:

(a)                      by Buyer if a material Breach of any provision of this Agreement has been committed by any Seller and such Breach has not been (i) cured within five Business Days of such Breach, or (ii) waived by Buyer;

(b)                      by any Seller if a material Breach of any provision of this Agreement has been committed by Buyer and such Breach has not been (i) cured within five Business Days of such Breach, or (ii) waived by Sellers;

(c)                      by Buyer if any condition in Article 7 has not been satisfied as of the date specified for Closing in Section 2.6 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer have not waived such condition on or before such date;

(d)                      by any Seller if any condition in Article 8 has not been satisfied as of the date specified for Closing in Section 2.6 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement), and Sellers have not waived such condition on or before such date;

(e)                      by mutual consent of Buyer and Sellers;

(f)                      by Buyer if the Closing has not occurred  on or before April 30, 2009, or such later date as the parties may agree upon, unless the Buyer is in Breach of this Agreement;

(g)                      by any Seller if the Closing has not occurred on or before April 30, 2009, or such later date as the parties may agree upon, unless the Sellers are in Breach of this Agreement; or

Asset Purchase Agreement

9.2           Effect of Termination

Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, except that (a) all confidentiality requirements and the obligations of the parties in this Section 9.2 and Article 12 (except for those in Section 12.5) will survive, and (b) Sellers shall immediately reimburse to Buyer all advances made by Buyer.

10.	ADDITIONAL COVENANTS

10.1           Employees

(a)           Buyer is obligated to make an offer of employment to all current employees (“Active Employees”) of UTC. Buyer shall be responsible for any termination or severance payment obligations arising therefrom.

(b)
Each Seller shall be responsible for (i) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of each Seller through the close of business on the Closing Date, including, if any, pro rata bonus payments and all vacation pay earned prior to the Closing Date

(e)
Each Seller shall be liable for any claims made or incurred, or obligations owed to, by their respective Active Employees and their beneficiaries on or prior to the Closing Date under the Employee Plans or other welfare, medical, insurance, disability or other employee benefit plans of any Seller, or under and applicable Legal Requirement with respect to any such employees employment with a Seller. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed which entitles the employee to the benefit.

(f)
Each Seller and Buyer shall give any notices required by Legal Requirements and take whatever other actions with respect to the plans, programs and policies described in this Section 10.1 as may be necessary to carry out the arrangements described in this Section 10.1.

(g)
Sellers shall provide Buyer with completed I-9 forms and attachments with respect to all Active Employees, except for such employees as Seller shall certify in writing to Buyer are exempt from such requirement.

Asset Purchase Agreement

(h)
Buyer shall not have or assume any responsibility, liability or obligation, whether to Active Employees, former employees, their beneficiaries or to Sellers or any other Person, under or with respect to any Employee Plans or other employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Sellers, or arising under applicable Legal Requirements with respect to any employees of Sellers employment with Sellers incurred on or prior to the Closing Date (collectively, with the claims and obligations described in clause (e) hereof, the “Employee Obligations”), except for any severance obligations described in Section 10.1(a) with respect to Active Employees.

10.2           Assistance with Certain Permits

Following the Closing Date and for a period of 12 months thereafter, Sellers shall provide Buyer with all assistance reasonably necessary to facilitate the transfer or acquisition of any permits necessary for the operation of the Legacy Business, including licenses issued by any Governmental Body that regulates such business activities as they are carried on as of the Closing Date.

10.3           Payment of Retained Liabilities; Performance

Sellers shall pay, or make adequate provision for the payment, in full of all of the Retained Liabilities and other Liabilities of Sellers under this Agreement. Without limiting the generality of the foregoing, as between Sellers and Buyer, Sellers hereby undertake to perform all Seller Contracts that are included in the Excluded Assets.  Within 90 days of the Closing Date, Sellers shall deliver to Buyer a certificate from the Kansas Department of Revenue certifying as to the payment or withholding of all Taxes resulting from or payable in connection with the sale and transfer of the Transferred Assets to Buyer.

10.6           Assistance in Proceedings

Each party will cooperate with the other parties and their counsel in the contest or defense of, and make available its personnel and provide any testimony and reasonable access (on at least three days prior written notice) to its books and records in connection with, any Proceeding involving or relating to  (a) the Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving any Seller or its business. Buyer shall promptly reimburse Sellers for all out-of-pocket costs and expenses incurred by Sellers in connection with such assistance.

Asset Purchase Agreement

10.7           Retention of and Access to Records

After the Closing Date, Buyer shall retain for a period consistent with Buyer’s record-retention policies and practices those records of Sellers delivered to Buyer.  Buyer also shall provide Sellers and their Representatives reasonable access thereto, during normal business hours and on at least three days’ prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits or other appropriate business or legal matters. After the Closing Date, each Seller shall provide Buyer and their Representatives reasonable access to records that are Excluded Transferred Assets, during normal business hours and on at least three days’ prior written notice, for any reasonable business purpose specified by Buyer in such notice.

10.10           Further Assurances

The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b)  execute and deliver to each other such other documents; and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

11.           INDEMNIFICATION; REMEDIES

11.1	Survival

All representations and warranties in this Agreement, the Updates (if any), the certificates delivered pursuant to Section 2.7 and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions, subject to Section 11.4 until the 2nd anniversary of the Closing Date; provided, however, (a) the representations and warranties set forth in Sections 3.1, 3.2, 4.1 and 4.2 shall survive Closing and shall continue in full force and effect without limitation, and (b) the representations and warranties set forth in Sections 3.12, Section 3.15, and 3.20 shall survive until the expiration of the applicable statute of limitations, giving effect to any waiver or extension thereof (each of the foregoing, a “Survival Period”).

11.2	Indemnification and Reimbursement by Sellers

Each Seller, jointly and severally, will indemnify, protect, defend and hold harmless Buyer, and their Representatives, shareholders, subsidiaries and Related Persons (collectively, the “Buyer Indemnified Persons”) from and against, and will reimburse the Buyer Indemnified Persons for, any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses), whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:

Asset Purchase Agreement

(a)           any Breach of any representation or warranty made by any Seller in (i) this Agreement, and (ii) the certificates delivered pursuant to Section 2.7, or (iii) any transfer instrument;

(b)           any Breach of any covenant or obligation of any Seller in this Agreement or in any other certificate, document, writing or instrument delivered by any Seller pursuant to this Agreement;

(c)           any Liability arising out of the ownership or operation of the Transferred Assets prior to the Closing Date other than the Assumed Liabilities;

(d)           any Liability arising out of the ownership or operation of the Excluded Assets;

(e)	any Liability relating to or associated with any product or component thereof manufactured by or shipped, or any services provided by, Sellers, in whole or in part, prior to the Closing Date;

(f)
any Liability arising out of or relating to unfair labor practice charges filed with the National Labor Relations Board or other Governmental Body based on any act or omission by Sellers on or prior to the Closing Date;

(g)           any Environmental Liabilities arising out of or relating to: (i) the ownership or operation by any Person at any time on from January 10, 2007 through to the Closing Date of the Plant, other Transferred Assets or the Business, (ii) any Hazardous Materials or other contaminants that were present on or transported from the Plant or Transferred Assets at any time from January 10, 2007 through to the Closing Date, or (iii) any material violation or Breach by any Person on or prior to the Closing Date of any Environmental Law or environmental Governmental Authorizations applicable to Sellers or the Transferred Assets;

(h)           any bodily injury (including illness, disability and death, and regardless of when  any such bodily injury occurred was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property) or other damage of or to any Person or any Transferred Assets arising from or allegedly arising from any Hazardous Activity conducted by any Person with respect to the Business of any Seller or the Transferred Assets prior to the Closing Date or from any Hazardous Material that was (i) present on or before the Closing Date on or at the Plant (or present on any other property, if such Hazardous Material emanated or allegedly emanated or was transported or allegedly transported from the Plant and was present at the Plant, on or prior to the Closing Date) or (ii) Released or allegedly Released by any Person on or at the Plant at any time on or prior to the Closing Date; or

(i)           any Retained Liabilities.

Asset Purchase Agreement

Sellers will be entitled to control any Remedial Action, any Proceeding relating to an Environmental Claim, any other Proceeding with respect to which indemnity may be sought under this Section 11.2; provided, however, Sellers will consult with Buyer with respect to any such matters. Notwithstanding anything to the contrary herein, it is the intention of Sellers and Buyer that Sellers shall retain full responsibility for, and shall indemnify, protect, defend and hold Buyer harmless from and against, all Environmental Liabilities related to Plant or any other Transferred Assets, arising at any time out of, relating to or based upon acts, omissions, facts, events or occurrences existing, occurring or commencing on January 10, 2007 through to the Closing Date, subject, however, to the limitations set forth in this Article XI and to Buyer’s obligation to mitigate any such Damages under any applicable Legal Requirement.

11.3           Indemnification and Reimbursement by Buyer

Buyer will indemnify, protect, defend and hold harmless Sellers and their Representatives, members, subsidiaries and Related Persons (collectively, the “Seller Indemnified Persons”) from and against, and will reimburse the Seller Indemnified Persons for, any Damages arising from or in connection with:

(a)           any Breach of any representation or warranty made by Buyer in this Agreement;

(b)           any Breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(c)           any Liability with respect to Buyer’s ownership and operation of the Transferred Assets arising after the Closing Date;

(d)           any Environmental Liabilities arising out of or relating to: (i) the ownership or operation by Buyer at any time after the Closing Date of any of the Plant, Transferred Assets or the Business, or (ii) any Hazardous Materials or other contaminants that were present on or transported from the Plant or Transferred Assets at any time after the Closing Date; provided that Buyer shall have no indemnification obligation under this clause (d) if the Damages that are the subject of subclauses (i) or (ii) were initially caused by any Seller, or were existing on or prior to the Closing Date.

(e)           any bodily injury (including illness, disability and death, and regardless of when  any such bodily injury occurred was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property) or other damage of or to any Person or any Transferred Assets arising from or allegedly arising from any Hazardous Activity conducted by Buyer with respect to the Legacy Business or the Transferred Assets after the Closing Date or from any Hazardous Material that is (i) present after the Closing Date on or at the Plant (or present on any other property, if such Hazardous Material emanated or allegedly emanated or is transported or allegedly transported from the Plant after the Closing Date) or (ii) Released or allegedly Released by Buyer on or at the Plant at any time after the Closing Date; or

Asset Purchase Agreement

(f)           any Assumed Liabilities.

11.4           Limitations on Indemnification Obligations

(a)           Notwithstanding any contained herein to the contrary, if the Closing occurs, Sellers shall not have any liability (for indemnification or otherwise) to any Buyer Indemnified Persons with respect to any indemnification obligations set forth in Section 11.2 (i)(A) unless and until the amount of all Damages for which all Buyer Indemnified Persons are entitled to indemnification pursuant to Section 11.2 exceeds $75,000 (the “Threshold Amount”), at which time Buyer Indemnified Persons shall be entitled to indemnification for all Damages sustained by such Buyer Indemnified Persons in excess of the Threshold Amount, and (B) to the extent the amount of all Damages for which all Buyer Indemnified Persons are entitled to indemnification pursuant to Section 11.2, Seller’s liability shall not exceed the amount of the Purchase Price. (the “Indemnification Cap”).

(b)           Notwithstanding any contained herein to the contrary, if the Closing occurs, Buyer shall not have any liability (for indemnification or otherwise) to any Seller Indemnified Persons with respect to any indemnification obligations set forth in Section 11.3 (i)(A) unless and until the amount of all Damages for which all Seller Indemnified Persons are entitled to indemnification pursuant to Section 11.3 exceeds the Threshold Amount, at which time Buyer Indemnified Persons shall be entitled to indemnification for all Damages sustained by such Buyer Indemnified Persons in excess of the Threshold Amount, up to the amount of the Indemnification Cap.

11.5           Third-Party Claims

(a)                      Promptly after receipt by a Person entitled to indemnity under Section 11.2 or 11.3 (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is materially prejudiced by the Indemnified Person’s failure to give such notice.

(b)                      If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 11.5(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Person.  After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of

Asset Purchase Agreement

such Third-Party Claim, the Indemnifying Person shall not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 11 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim.  If the Indemnifying Person assumes the defense of a Third-Party Claim, no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent (which shall not be unreasonably withheld) unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent.

(c)                      Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

11.6           Other Claims

A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice, provided that the party seeking such indemnification is entitled to indemnification under Article 11.

11.7           Exclusive Remedy

Except in the event of fraud, if the Closing occurs, the remedies for indemnification contained in this Article 11 shall be the exclusive remedies of the parties hereto, and shall be deemed exclusive of any other remedy conferred by law or equity upon any party hereto, with respect to any matter related to or arising out of this Agreement or any of the Contemplated Transactions.

11.8           Mitigation

(a)           The parties shall use reasonable efforts to collect the proceeds of any insurance which would have the effect of reducing Damages (in which case such proceeds shall reduce such Damages) and, if indemnification payments shall have been received by any indemnified Person prior to the collection of such proceeds, such indemnified Person shall remit to the indemnifying Person, the amount of such proceeds (net of the cost of collection thereof) to the extent of indemnification payments received in respect of such Damages. To the extent any

Asset Purchase Agreement

Damages of a Buyer Indemnified Person is reduced by receipt of payment (i) under insurance policies, or (ii) from third parties not affiliated with the Buyer Indemnified Person, such payments (net of the expenses of the recovery thereof) shall be credited against such Damages.

(b)           The amount of any Damages payable hereunder shall be net of any tax benefit actually derived by any Buyer Indemnified Person on account of such Damages.

(c)           The indemnifying Person be subrogated to the indemnified Person’s rights of recovery to the extent of any Damages satisfied by the indemnifying Person. Such indemnified Person shall execute and deliver such instruments and papers as are necessary to assign such rights and assist in the exercise thereof.

12.           GENERAL PROVISIONS

12.1           Expenses

Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses (including any transfer taxes, signature fees, recording fees, filing fees and bulk sales fees) incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives.  Buyer will pay all amounts payable to any surveyor or the Title Insurer in respect of any title commitments, copies of exceptions and any title policy, including premiums (including premiums for endorsements) and search fees.

12.2           Public Announcements

Any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer and Sellers may agree; provided, that, any public announcement that is required by law shall be permissible.  Sellers and Buyer will consult with each other concerning the means by which Sellers’ employees, customers, suppliers and others having dealings with Sellers will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

12.3  Notices

All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

Asset Purchase Agreement

Sellers:
UTEC, Inc.
2420 Springer Road, Suite 110
Norman, Oklahoma 73069
Attention:  Dr Fortunato Villamagna, Chief Executive Officer
Fax No: (405) 947-0768
E-mail address:  fortunato@utec-corp.com

Buyer:
Energetic Systems Inc., LLC
2420 Springer Road, Suite 110
Norman, Oklahoma 73069
Attention: David P. Taylor
Fax no.: (405) 947-0768
E-mail address: dtaylor@energetic-sys.com

with a mandatory copy (which shall not be deemed to be notice) to:

Santoro, Drigggs, Walch, Kearney, Holley & Thompson
100 South Fourth Street, 3rd Floor
Las Vegas, Nevada 89101
Attention: J. Douglas Driggs
Fax no.: (702) 791-1912
E-mail address: ddriggs@nevadafirm.com

12.4           Jurisdiction; Service of Process

Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the courts of the State of Nevada, Clark County, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum.  Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

12.5           Enforcement of Agreement

Sellers acknowledge and agree that Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed materially in accordance with the specific terms and that any Breach of this Agreement by Sellers could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief.

Asset Purchase Agreement

12.6           Waiver

Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by any applicable Legal Requirement, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.7           Entire Agreement and Modification

This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject and constitutes (along with the Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

12.8           Assignments, Successors and No Third-Party Rights

No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any Subsidiary of Buyer.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement and the Buyer Indemnified Persons, the Seller Indemnified Persons and their permitted assigns any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 12.8.

12.9           Severability

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Asset Purchase Agreement

12.11           Construction

The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to “Articles,” “Sections” and “Parts” refer to the corresponding Articles, Sections and Parts of this Agreement.

12.12           Time of Essence

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.13           Governing Law

This Agreement will be governed by and construed under the laws of the State of Nevada without regard to conflicts-of-laws principles that would require the application of any other law.

12.14           Execution of Agreement; Facsimile Signatures

This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

12.15           Seller’s Representative

Seller hereby appoints Kenneth B. Liebscher as its representative, with full power and authority to enter into this Agreement.

12.16           Risk of Loss

Sellers shall bear the risk of any loss or damage to the Transferred Assets resulting from fire, theft or other casualty (except reasonable wear and tear) at all times prior to the Closing Date.  In the event any such loss or damage occurs, Sellers shall use their Best Efforts to replace or restore such damaged property as soon as practicable.

[Signature Page to Follow]

Asset Purchase Agreement

In Witness Whereof, the Parties have executed this Agreement as of the date first written above.

Buyer:
Energetic Systems Inc., LLC.

/s/  David P. Taylor
_________________________________
David P. Taylor, President

Sellers:
UTEC, Inc.

/s/ Kenneth B. Liebscher
__________________________________
Kenneth B. Liebscher
Co-Chairman/Director

UTEC Corporation

/s/ Suresh Subramanian
_________________________________
Suresh Subramanian, President

ACCEPTANCE AND AGREEMENT OF SELLING PARTIES REPRESENTATIVE

The undersigned, being the Selling Parties Representative designated in Section 12.15 of the foregoing Asset Purchase Agreement, agrees to serve as the Selling Parties Representative and to be bound by the terms of such Asset Purchase Agreement pertaining thereto.

Dated: April 27, 2009                                                      /s/ Kenneth B. Liebscher

[Signature Page to Asset Purchase Agreement]

Exhibits
to
Asset Purchase Agreement

Exhibit 2.1(a)                                          Tangible Personal Property
Exhibit 2.1(c)                                          Transferred Inventories
Exhibit 2.1(e)                                          Governmental Authorizations
Exhibit 2.1(f)                                          Transferred Books and Records
Exhibit 2.1(g)	Transferred Marks, Websites, Net Names, Telephone, Telecopy and E-Mail Addresses
Exhibit 2.1(h)                                         Transferred Contract Prepayments
Exhibit 2.4(a)                                         Assumed Liabilities
Exhibit 2.5                                              Purchase Price Allocation
Exhibit 2.7(a)(i)                                      Bill of Sale
Exhibit 2.7(a)(ii)                                    Assignment and Assumption Agreement
Exhibit 2.7(a)(iii)                                   Technical Services and Testing Agreement
Exhibit 2.7(a)(iv)                                  Administrative Services Agreement
Exhibit 2.7(a)(vii)                                 Transitional Services Agreement
Exhibit 7.3                                             Sellers’ Required Consents
Exhibit 8.3                                             Buyer Required Consents

Exhibits & Disclosures

Disclosure Schedule
to
Asset Purchase Agreement

Part 3.1                             List of Jurisdictions
Part 3.2(c)                        Consents, Notices and Approvals
Part 3.6                             Energetic Properties LLC & UTEC Corporation – Leased Property
Part 3.8(a)                        Real Estate Encumbrances and Permitted Real Estate Encumbrances
Part 3.8(b)                        Non-Real Estate Encumbrances and Permitted Non-Real Estate Encumbrances
Part 3.9(b)                        Condition of Plant; Tangible Personal Property
Part 3.13(b)                      Transferred Marks
Part 3.13(c)                      Transferred Websites and Net Names
Part 3.14(a)                       Employee Plans
Part 3.15(b)                      Governmental Authorizations
Part 3.16                           Legal Orders; Proceedings
Part 3.18(a)                      Transferred Contracts
Part 3.19(a)                      Insurance
Part 3.20 (f)                      Environmental – Material Reports, Studies, Analyses, Tests or Monitoring Data
Part 3.21(a)                      Employees

Exhibits & Disclosures

EXHIBIT 2.7(a)(ii)
TO
ASSET PURCHASE AGREEMENT

ASSIGNEMENT AND ASSUMPTION AGREEMENT

Assignment and Assumption
ESI

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT ("Assignment and Assumption Agreement") is made and entered into on May 29, 2009, by and among Energetic Systems Inc., LLC (“ESI”) and its wholly owned subsidiary UTEC Corporation, LLC ("Assignee "), both Nevada limited liability companies, and UTEC, Inc. a Nevada corporation ("Assignor").

WHEREAS, Assignor and ESI are parties to that certain Asset Purchase Agreement dated April 16, 2009 (the "Purchase Agreement"); and

WHEREAS, pursuant Section 12.8 of the Purchase Agreement ESI has the right to assign its rights and agreements to any subsidiary of ESI, and ESI wishes to assign its obligations under the Purchase Agreement to its subsidiary UTEC Corporation, LLC as set forth herein; and

WHEREAS, pursuant to the Purchase Agreement Assignor has agreed to assign certain rights and agreement to Assignee, and Assignee hereby agrees to a assume certain obligations of Assignor as set forth herein.

Now, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.	Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings for such terms that are set forth in the Purchase Agreement.

2.
Assignment and Assumption. Effective as of 12:01 a.m. C.S.T. on April 1, 2009 (the "Assumption Time"), Assignor hereby assigns, sells, transfers and sets over (collectively, the Assignment") to Assignee all of Assignor's right, title, benefit, privileges and interest in and to, and all of Assignor's burdens, obligations and liabilities in connection with, each of the Assumed Liabilities described on Schedule A hereto. Assignee hereby accepts the Assignment and assumes and agrees to observe and perform all of the duties, obligations, terms, provisions and covenants, and to pay and discharge all of the liabilities of Assignor to be observed, performed, paid or discharged from and after the Assumption Time, in connection with such Assumed Liabilities. Assignee assumes no other liabilities, and the parties hereto agree that all other liabilities, except those contained in Schedule A, shall remain the sole responsibility of Assignor.

3.
Further Actions. Each of the parties hereto covenants and agrees, at its own expense, to execute and deliver, at the request of the other party hereto, such further instruments of transfer and assignment and to take such other action as such other party may reasonably request to more effectively consummate the assignments and assumptions contemplated by this Assignment and Assumption Agreement.

4.
Terms of the Purchase Agreement. The terms of the Purchase Agreement are incorporated herein by this reference. Assignor acknowledges and agrees that the terms contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

Assignment and Assumption
ESI
2

IN WITNESS WHEREOF, the parties have executed this Assignment and Assumption Agreement on the date first above written.

ASSIGNOR:

UTEC, Inc.

By: /s/ Fortunato Villamagna
Its: CEO

ASSIGNEE:

ENERGETIC SYSTEMS INC., LLC

By: /s/ David P. Taylor
Chairman

ASSIGNEE:

UTEC Corporation, LLC

By: /s/ David P. Taylor
Chairman

Assignment and Assumption
ESI
3

SCHEDULE A
TO
ASSIGNMENT AND ASSUMPTION AGREEMENT

DESCRIPTION OF ASSUMED LIABILITIES

A. The following leases: United Leasing for a 2005 Chevrolet Silverado for a period of three (3) years commencing February 23, 2009 and ending February 22, 2012 at $328.87 per month.

B. The following Transferred Contracts and Assumed Liabilities:

1. Monthly AICCO, Inc. for property insurance on the Riverton Lab facility of a period of one (1) year commencing October 1, 2008 and ending September 30, 2009 at $2,295.26 per month.

2. Monthly AT&T long distance phone service for the Riverton Lab facility at $0.07 per minute, which averages approximately $150 per month, and can, be canceled or changed at any time. No contract.

3. Monthly Benefit Management Insurance dental insurance administrative fee at $150 per month and can be canceled or changed at any time. No contract.

4. Monthly Convenient Water cooler rental service for the Riverton Lab facility at $45 per quarter, and monthly drinking water for the Riverton Lab facility at $30 per month. Both cooler rental and water service can be canceled or changed at any time. No contract.

5. Monthly Craw-kan local phone service for the Riverton Lab facility at approximately $145 per month, and can be canceled or changed at any time. No contract.

6. Monthly Embarq local phone service for the Pruf Plant Testing facility at approximately $240 per month, and can be canceled or changed at any time. No contract.

7. Monthly Empire District Electric utility service for the Riverton Lab facility at approximately $650 per month, and can be canceled or changed at any time. No contract.

8. Monthly Expense Wire expense processing service at $31.72 per month, and can be canceled or changed at any time. No contract.

Assignment and Assumption
ESI
4

9. Monthly Harrington Health for health insurance of a period of one (1) year commencing February 1,2009 and ending January 31,2010 at $6,347.36 per month.

10. Monthly Heartland Rural Electric utility service for the Pruf Plant Testing facility at approximately $800 per month, and can be canceled or changed at any time. No contract.

11. Monthly Innovative Merchant Solutions for credit card processing service at approximately $40 per month, and can be canceled or changed at any time. No contract.

12. Monthly Kenny Campbell lawn mowing service for the Riverton Lab facility at $310 per month during the summer months, and can be canceled or changed at any time. No contract.

13. Monthly Palmer Trucking trash pickup service for the Riverton Lab facility at $40 per month, and can be canceled or changed at any time. No contract.

14. Monthly Premium Assignment Corporation for commercial liability insurance of a period of one (I) year commencing December 31, 2008 and ending December 30, 2009 at $1,854.63 per month.

15. Monthly Stouffer Communications Internet Service the Riverton Lab facility at $59.95 per month, and can be canceled or changed at any time. No contract.

16. Monthly United Leasing of a 2005 Chevrolet Silverado for a period of three (3) years commencing February 23, 2009 and ending February 22, 2012 at $328.87 per month.

17. Monthly U.S. Cellular for cell phone service at approximately $135 per month, and can be canceled or changed at any time. No contract.

C. Vacation days payable to employees through the balance of the year totaling 144.5 working days.

D. The following other items being specifically transferred to, and assumed by Buyer:

1. Accounts Payable as detailed on Exhibit I to this Schedule A

2. Accrued Liabilities as detailed on Exhibit 2 to this Schedule A

Assignment and Assumption
ESI
5

SCHEDULE A
EXHIBIT 1
TO
ASSIGNMENT AND ASSUMPTION AGREEMENT

ACCOUNTS PAYABLE

	Current	1 - 30	31 – 60	61 - 90	> 90	TOTAL
Ace Glass Inc	0.00	267.47	0.00	0.00	0.00	267.47
AICCO, Inc.	0.00	2,295.26	0.00	0.00	0.00	2,295.26
Allied Waste Services	0.00	458.37	0.00	0.00	0.00	458.37
Associated Bag Company	226.08	0.00	0.00	0.00	0.00	226.08
ATEI Computers	0.00	0.00	0.00	1,170.00	0.00	1,170.00
Benefit Management	0.00	150.00	0.00	0.00	0.00	150.00
Berger Brothers, Inc.	37.00	0.00	0.00	0.00	0.00	37.00
Black Canyon Systems LLC	406.25	640.62	0.00	0.00	0.00	1,046.87
Buckley Powder	498.40	0.00	0.00	0.00	0.00	498.40
Cherokee County Treasurer	4,620.14	0.00	0.00	0.00	0.00	4,620.14
Cole & Reed P.C.	2,300.00	3,500.00	0.00	0.00	0.00	5,800.00
Craig Depenbusch	3,206.36	0.00	0.00	0.00	0.00	3,206.36
Crystal L. Mickey	0.00	3,315.00	5,837.00	0.00	5,200.00	14,352.00
Dyno Nobel	16.39	0.00	0.00	0.00	0.00	16.39
Empire District	0.00	506.19	0.00	0.00	0.00	506.19
Energetic Systems	8,768.56	0.00	0.00	0.00	0.00	8,768.56
Explosives Bureau	0.00	3,216.98	0.00	0.00	0.00	3,216.98
FerrellGas	0.00	558.46	0.00	0.00	0.00	558.46
Fisher Scientific	447.56	407.75	967.95	0.00	0.00	1,823.26
Fortunato Villamagna	0.00	3,492.68	0.00	0.00	0.00	3,492.68
Harold Depenbusch	0.00	300.00	0.00	0.00	0.00	300.00
J Curt Stafford	1,088.32	0.00	0.00	0.00	0.00	1,088.32
J.J. Keller & Associates. Inc.	0.00	0.00	94.47	0.00	0.00	94.47
Joplin Pipe & Steel Supply. Inc.	1,898.44	93.30	0.00	0.00	0.00	1,991.74
Kansas Secretary of State	0.00	110.00	0.00	0.00	0.00	110.00
linweld, Inc.	50.34	407.46	0.00	0.00	0.00	457.80
Marvin Banks	0.00	4,900.00	0.00	0.00	0.00	4,900.00
MASSCO	393.33	0.00	0.00	0.00	0.00	393.33
McMaster-Carr	0.00	16.05	0.00	0.00	0.00	16.05
Midwest Propane	502.40	0.00	0.00	0.00	0.00	502.40
New England Paper Tube Co. Inc.	2,088.98	0.00	0.00	0.00	0.00	2,088.98
Omega Engineering, Inc.	759.88	658.03	0.00	340.28	0.00	1,758.19
OSECO	927.15	551.38	0.00	0.00	0.00	1,478.53
Pace Analytical Services, Inc.	0.00	370.00	100.00	100.00	2,220.00	2,790.00
Premium Assignment Corporation	0.00	1,854.63	0.00	0.00	0.00	1,854.63
Red Stone Management Services	3,210.67	6,666.68	·122.67	0.00	39,407.05	49,161.73
Rental Store	0.00	281.45	0.00	0.00	0.00	281.45
Riverton Building Supply Inc.	631.19	416.52	0.00	0.00	0.00	1,047.71
S & J Welding Shop	132.50 0.00	0.00	0.00	0.00	132.50
Southern Missouri Containers, Inc.	0.00	1,345.36	0.00	0.00	0.00	1,345.36
SPI Supplies	310.78	0.00	0.00	0.00	0.00	310.78
Suresh Subramanian	0.00	5,080.20	0.00	0.00	0.00	5,080.20
Texas AGA, Inc	270.00	0.00	0.00	0.00	0.00	270.00
UPS	26.22	0.00	0.00	0.00	0.00	26.22
US Cellular	133.31	0.00	0.00	0.00	0.00	133.31
UTEC CORPORATION	0.00	1,552.23	0.00	0.00	0.00	1,552.23
Wiese Material Handling	0.00	1,327.22	0.00	0.00	0.00	1,327.22
YRC	645.84	0.00	0.00	0.00	0.00	645.84

Assignment and Assumption
ESI
6

SCHEDULE A
EXHIBIT 2
TO
ASSIGNMENT AND ASSUMPTION AGREEMENT

ACCRUED LIABILITIES

1. Accounting fees (Cole & Reed)	$46,700
2. Island Stock Transfer	$200
3. Flexible Benefits Payable	$1076.95
4. Accrued Vacation	$43,792.84
5. Accrued Property Taxes	$3,000
6. Accrued Payroll	$5,000
Total	$99,769.99

Assignment and Assumption
ESI
7

EXHIBIT 2.7(a)(i)
TO
ASSET PURCHASE AGREEMENT

BILL OF SALE

BILL OF SALE

This BILL OF SALE ("Bill of Sale") is made and entered into on April 30, 2009, by and among Energetic Systems Inc., LLC and its wholly owned subsidiary UTEC Corporation, LLC, Nevada limited liability companies (“Buyer”), and UTEC Inc., a Nevada corporation ("Seller ").

WHEREAS, Buyer and Seller are parties to that certain Asset Purchase Agreement dated April 15, 2009 (the "Purchase Agreement"); and

WHEREAS, pursuant to the Purchase Agreement, Seller has agreed to sell, assign, transfer and convey certain Transferred Assets to Buyer, as set forth herein.

Now, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1. Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings for such terms that are set forth in the Purchase Agreement.

2. Sale and Transfer of Assets and Contract Rights. Effective as of 12:01 a.m. C.ST on April I, 2009 (the "Effective Time "), Seller hereby sells, conveys, assigns, transfers and delivers to Buyer, all of Seller's right, title and interest in and to all of the assets (the "Transferred Assets") and contract rights ("Transferred Contract Rights") and assumed liabilities ("Transferred Liabilities") described on Schedule A hereto (collectively, the Transferred Assets, the Transferred Contract Rights and the Transferred Liabilities being referred to as the "Transferred Items"). The Transferred Items do not include Excluded Assets and Excluded Liabilities. Further, Buyer acknowledges that, except as provided in the Purchase Agreement, Seller makes no representations or warranties as to the Transferred Items and all of the Transferred Items are being conveyed on an "as is-where is" basis.

3. Further Actions. Seller covenants and agrees to warrant and defend the title to the Transferred Items hereby made against all lawful claims of any person whomsoever, to take all steps reasonably necessary to establish the record of Buyer's title to the Transferred Items and, at the request of Buyer, to execute and deliver further instruments of transfer and assignment and take such other action as Buyer may reasonably request to more effectively transfer and assign to and vest in Buyer each of the Transfer ed Items, all at the sole cost and expense of Seller.

4. Power ofAttorney. Without limiting Section 2. Seller hereby constitutes and appoints Buyer the true and lawful agent and attorney in fact of Seller, with full power of substitution, in whole or in part, in the name and stead of Seller but on behalf and for the benefit of Buyer and its successors and assigns, from time to time:

(a) to demand, receive and collect any and all of the Transferred Items and to give receipts and releases for and with respect to the same, or any part thereof, and

(b) to do all things legally permissible, required or reasonably deemed by Buyer to be required to recover and collect the Transferred Items, Seller hereby declaring that the foregoing powers are coupled with an interest and are and shall be irrevocable by Seller.

5. Terms of the Purchase Agreement. The terms of the Purchase Agreement are incorporated herein by this reference. Seller acknowledges and agrees that the terms contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

IN WITNESS WHEREOF, Seller has executed this Bill of Sale as of the date first written above.

SELLER:

UTEC, Inc.

By: /s/ Fortunato Villamagna
Its: CEO

BUYER:

Energetic Systems, Inc.

By: /s/ David P. Taylor

BUYER:

UTEC Corporation, LLC

By: /s/ David P. Taylor

SCHEDULE A

TO
BILL OF SALE

DESCRIPTION OF TRANSFERRED ASSETS, TRANSFERRED CONTRACT
RIGHTS AND TRANSFERRED LIABILITIES

EXHIBIT 2.1(a)
TO
ASSET PURCHASE AGREEMENT

TANGIBLE PERSONAL PROPERTY (INCLUDING CUSTOMER LIST)

1. Fixed and intangible assets:

Sys No	Description	Beginning Cost	Total Accum Depr
000003	LAB BUILDING	145,000.00	16,312.50
000004	HEATING AND COOLING SYSTEM	3,500.00	787.50
000012	Tech Storage 48 X244 (Maintenance)	5,000.00	642.87
000013	Graphite furnace	2,500.00	321.43
000014	Viscometer	2,500.00	562.50
000015	Spectrophoneter	6,500.00	1,462.50
000016	Lab Bench (4)	14,000.00	3,150.00
000017	Bam friction test equipment	7,500.00	1,687.50
000018	Lab equipment	46,580.00	10,480.50
000019	Test apparatus	7,000.00	1,575.00
000020	HP5890 gas chrinagraph	8,500.00	1,912.50
000021	Builing: CUH block (instrument builing)	12,000.00	1,350.00
000022	Lab Building 30 X16	4,000.00	450.00
000023	Metal processing buIIlding 40X60Xl0	15,000.00	1,687.50
000024	Velocity measurement system	5,000.00	1,125.00
000025	Trailmobile Mag 55	15,000.00	1,687.50
000026	Cold Storage 40ft	6,500.00	1,462.50
000027	Porta-mag Magazine	4,000.00	900.00
000029	Porta-mag Magazine: 30 X 5	7,500.00	843.75
000031	Storage magazine (2)	4,000.00	450.00
000032	Lab Cabinets	2,500.00	140.62
000033	B701 fume hood	3,500.00	524.99
000034	5325A electric counter	2,000.00	299.99
000035	Oscilloscope w/Memory (2)	5,000.00	749.99
000036	Tandem Blasting machine	1,000.00	225.00
000037	Vibrator table	1,500.00	337.50
000038	Cooling compressor	2,000.00	450.00
000039	Explosion proof lab refrigerator	1,000.00	225.00
000040	Modifications for smokeless propellant	8,000.00	1,028.56
000042	Flatbed trailer	1,500.00	482.15
000043	Van Trailer	4,000.00	1,285.71
000044	6 ft Chain link fence	10,000.00	1,125.00
000046	Road trailer	5,000.00	1,607.15
000047	1984 tractor FRHT	5,000.00	1,125.00
000048	Fork Lift Truck LPG	15,000.00	1,928.56
000049	1980 Custom 40 ft Magazine	15,000.00	1,687.50
000050	Production platform hopper & scale	2,500.00	321.43
000051	Steam Heater	3,000.00	385.71
000052	Building & Production equipment	25,000.00	3,214.28
000053	GE Modular trailer (office)	7,500.00	675.00
000055	Heating /Cooling System	14,000.00	3,150.00
000056	Laptop Computer	2,357.00	530.32
000057	Chiller for AP	2,349.00	528.52
000058	LAPTOP 8600 (2)	4,501.85	1,012.92
000059	DESKTOP COMPUTERS (2)	2,152.35	484.29
000060	AVAYA PHONE SYSTEM	3,780.00	850.50

000061	2001 CHEVY SILVERADO 1500	9,038.21	2,033.59
000062	Analog Machine	1,562.86	502.35
000063	TEMPERATURE RECORDER	1,978.06	445.07
000064	INSPIRON 600M (COMPUTER)	1.646.25	370.41
000065	IMPACT TESTER	3,000.00	675.00
000066	REPAIR PRUF PLANT	13,989.00	1,573.76
000067	PLATFORM & READER	2,375.00	534.37
000068	LAPTOP INSPIRON 9400	1,683.70	541.19
000069	DONOVAN PROJECT	19,181.17	4,315.77
000070	Pruf Plant Improvement	87,011.00	4,894.38
000071	Test Site Leasehold Improvements	125,000.00	7,031.25
000075	Dell Vostro 1700 Laptop	1,117.41	279.35
000076	j8C Filling Machine	13,632.03	795.20
000077 2	Dell Latitude 0830 Laptops	2,586.71	502.97
000078	JBC Spring Winder	2,534.06	126.70
000079	MacBook Pro. Monitor & Software	2,959.	14 493.19
000080	Dell Latitude 0830	1,789.84	248.59
	Totals	761,804.64	98,589.88

2. Construction in progress in the amount of $82,387.00, which is the waste destruction unit.
3. Cash in the amount of $33,128.05.

4. Accounts receivable as follows:

AS OF APRIL 1, 2009	TOTAL

Alliant TechSystems Inc. / Tactical System	7,750.00
ARC AUTOMOTIVE, INC	1,850.00
BAKER ATLAS / BHBSS US	890.00
D & G CONSULTING	6,000.00
DAICEL SAFETY SYSTEMS AMERICA, LLC	3,150.00
DYNO NOBEL.	7,584.00
HALLOWELL MANUFACTURING	3,591.65
IBC Industries	71,980.00
Kilgore Flare Company	2,250.00
NEW MEXICO TECH	1,800.00
St. Marks Powder	15,750.00
TK HOLDINGS INC	750.00
TRW AUTOMOTIVE US, LLC	37,234.00
Total	160,579.65

UTeC CORPORATION
Inventory Valuation Summary

As of March 31, 2009

	Item Description	On Hand	Avg Cost	Asset Value	% of Tot Asset
Inventory
Poly Bags	Poly Bags	200.00	1.13	226.08	0.48%
Drums	Drums	10.00	27.14	271.39	0.58%
Caplug cover		3,792.00	0.05	176.84	0.37%
Igniters		1,397.00	1.08	1,506.49	3.19%
Copper Rings		390.00	1.18	460.20	0.97%
Plastic top/bottoms		423.00	1.39	587.97	1.25%
Paper Tubes		3,245.00	0.16	535.21	1.13%
Castor Oil		38.00	3.19	121.14	0.26%
Salicylic Acid		708.00	2.83	2,003.64	4.24%
Ammonium Oxalate		2,608.00	5.28	13,775.77	29.17%
Potassium Perchl		5,103.00	2.02	10,294.76	21.8%
AP		3,000.00	0.32	960.00	2.03%
Sodium Nitrate		0.00	0.87	0.00	0.0%
Total Inventory		20,914.00	30,919.49	65.47%

Assembly
Slurry·- Powershot		873.00	3.21	2,802.36	5.93%
PowerShot G2		2,200.00	5.89	12,949.51	27.42%
SNAP		625.00	0.89	554.98	1.18%
Total Assembly		3,698.00		16,306.85	34.53%
TOTAL		24,612.00		47,226.34	100.0%

UTeC CORPORATION
Inventory Valuation Summary

As of March 31, 2009

	Sales Price	Retail Value	% of Tot Retail
Inventory
Poly Bags	0.00	0.00	0.00
Drums	0.00	0.00	0.00
Caplug cover	0.00	0.00	0.00
Igniters	0.00	0.00	0.00
Copper Rings	0.00	0.00	0.00
Plastic top/bottoms	0.00	0.00	0.00
Paper Tubes	0.00	0.00	0.00
Castor Oil	0.00	0.00	0.00
Salicylic Acid	0.00	0.00	0.00
Ammonium Oxalate	0.00	0.00	0.00
Potassium Perchl	0.00	0.00	0.00
AP	0.00	0.00	0.00
Sodium Nitrate	0.00	0.00	0.00
Total Inventory		0.00	0.00

Assembly
Slurry·- Powershot	4.31	3,762.63	10.11%
PowerShot G2	14.25	31,350.00	84.2%
SNAP	3.39	2,118.75	5.69%
Total Assembly		37,231.38	100.0%
TOTAL		37,231,38	100.0%

EXHIBITS 2.1(g)
TO
ASSET PURCHASE AGREEMENT

TRANSFERRED MARKS, WEBSITES, NET NAMES
TELEPHONE, TELECOPY AND EMAIL ADDRESSES

1. Transferred Marks:

UTEC Corporation and any variant thereof

2. Transferred Websites and Net Names

www.utec-corp.com

3. Telephone Numbers

(620) 783-1361
(620) 597-2902
(303) 537-5959

4. Telecopy Number

(620) 783-1360

5. Email Addresses

@utec-corp.com
joan@utec-corp.com
gary@utec-corp.com
mark@utec-corp.com
ed@utec-corp.com
Kevin@utec-corp.com
nick@utec-corp.com
john@utec-corp.com
curt@utec-corp.com
suresh@utec-corp.com
fvillamagna@utec-corp.com

6. Product/Trade Name

SNAP

EXHIBITS 2.1(h)
TO
ASSET PURCHASE AGREEMENT

OTHER ASSETS AND TRANSFERRED CONTRACT PREPAYMENTS

1. Berkley Risk - workers compensation insurance, period covered 4/1/04-3/31/09 balance $3,426, address: PO Box 939, Pierre, SO 57501

2. Hobbs, Rogal & Robb - Property Insurance, period covered 11/1/08-10/31/09 balance of $6,625, address: 2201 N. Collins Suite 295, Arlington,
TX 76011.

3. Texas AGA - General Liability Insurance, period covered 1/1/09-12/31/09, balance of $4,470.80, address: 5950 Sherry Lane, Suite 500, Dallas, TX 75225

4. United Leasing -leased truck, period covered 2/23/09-2/22/12, balance of $1,125.94, address: 3700 Morgan Ave., Evansville, IN 47715

5. All accounts receivable generated by the Business and allocated to the Interim Period in accordance with GAAP.

6. The Bank of America checking account (number 305000056898) and the cash therein allocated to the Interim Period inclusive

7. The intangible assets of the customer list and the lease agreement with net book values of $976,520 and $50,567 as of March 31, 2009, respectively.

EXHIBIT 2.4(a)
TO
ASSET PURCHASE AGREEMENT

ASSUMED LIABILITIES - ASSUMPTION DATE APRIL 1, 2009

1. Monthly AlCCO, Inc. for property insurance on the Riverton Lab facility of a period of one (1) year commencing October 1,2008 and ending September 30, 2009 at $2,295.26 per month.

2. Monthly AT&T long distance phone service for the Riverton Lab facility at $0.07 per minute, which averages approximately $150 per month, and can, be canceled or changed at any time. No contract.

3. Monthly Benefit Management Insurance dental insurance administrative fee at $150 per month and can be canceled or changed at any time. No contract.

4. Monthly Convenient Water cooler rental service for the Riverton Lab facility at $45 per quarter, and monthly drinking water for the Riverton Lab facility at $30 per month. Both cooler rental and water service can be canceled or changed at any time. No contract.

5. Monthly Craw-kan local phone service for the Riverton Lab facility at approximately $145 per month, and can be canceled or changed at any time. No contract.

6. Monthly Embarq local phone service for the Pruf Plant Testing facility at approximately $240 per month, and can be canceled or changed at any time. No contract.

7. Monthly Empire District Electric utility service for the Riverton Lab facility at approximately $650 per month, and can be canceled or changed at any time. No contract.

8. Monthly Expense Wire expense processing service at $31.72 per month, and can be canceled or changed at any time. No contract.

9. Monthly Harrington Health for health insurance of a period of one (I) year commencing February 1, 2009 and ending January 31, 2010 at $6,347.36 per month.

10. Monthly Heartland Rural Electric utility service for the Pruf Plant Testing facility at approximately $800 per month, and can be canceled or changed at any time. No contract.

11. Monthly Innovative Merchant Solutions for credit card processing service at approximately $40 per month, and can be canceled or changed at any time. No contract.

12. Monthly Kenny Campbell lawn mowing service for the Riverton Lab facility at $310 per month during the summer months, and can be canceled or changed at any time. No contract.

13. Monthly Palmer Trucking trash pickup service for the Riverton Lab facility at $40 per month, and can be canceled or changed at any time. No contract.

14. Monthly Premium Assignment Corporation for commercial liability insurance of a period of one (1) year commencing December 31, 2008 and ending December 30, 2009 at $1,854.63 per month.

15. Monthly Stouffer Communications Internet Service the Riverton Lab facility at $59.95 per month, and can be canceled or changed at any time. No contract.

16. Monthly United Leasing of a 2005 Chevrolet Silverado for a period of three (3) years commencing February 23, 2009 and ending February 22, 2012 at $328.87 per month.

17. Monthly U.S. Cellular for cell phone service at approximately $135 per month, and can be canceled or changed at any time. No contract.

18. Vacation days payable to employees through the balance of the year totaling 144.5 working days.

19. The following accounts payable:

Ace Glass Inc	267.47
AICCO, Inc.	2,295.26
Allied Waste Services	458.37
Associated Bag Company	226.08
ATEI Computers	1,170.00
Benefit Management	150.00
Berger Brothers, Inc.	37.00
Black Canyon Systems LLC	1,046.87
Boyer Outdoor Equipment	281.45
Buckley Powder	498.40
Cherokee County Treasurer	4,620.14
Cole & Reed P.C.	5,800.00
Craig Depenbusch	3,206.36
Crystal L. Mickey	14,352.00
Dyno Nobel	16.39
Empire District	506.19
Energetic Systems	8,768.56
Explosives Bureau	3,216.98
FerrellGas	558.46
Fisher Scientific	1,823.26
Fortunato Villamagna	3,492.68
Harold Depenbusch	300.00
J Curt Stafford	1,088.32
J.J. Keller & Associates. Inc.	94.47
Joplin Pipe & Steel Supply. Inc.	1,991.74
Kansas Secretary of State	110.00
Linweld, Inc.	457.80
Marvin Banks	4,900.00
MASSCO	393.33
McMaster-Carr	16.05
Midwest Propane	502.40
New England Paper Tube Co. Inc.	2,088.98
Omega Engineering, Inc.	1,758.19
OSECO	1,478.53

Pace Analytical Services, Inc.	2,790.00
Premium Assignment Corporation	1,854.63
Red Stone Management Services	49,161.73
Riverton Building Supply Inc.	1,047.71
S & J Welding Shop	132.50
Southern Missouri Containers, Inc.	1,345.36
SPI Supplies	310.78
Suresh Subramanian	5,080.20
Texas AGA, Inc	270.00
UPS	26.22
US Cellular	133.31
UTEC CORPORATION	1,552.23
Wiese Material Handling	1,327.22
YRC	645.84
TOTAL	133,649.46

20. Accrued payroll in the amount of $5,000.

21. Accrued vacation payable in the amount of $43,792.84.

22. Flexible benefits payable in the amount of $1,076.95.

23. Other accrued liabilities in the amount of $68,295 .80.

24. Accrued property taxes payable in the amount of $3,000.00.

25. Any unbilled liabilities as of March 31, 2009 not to exceed $20,000.